SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 5, 2007

CASCADE CORPORATION
(Exact name of registrant as specified in charter)

Oregon	1-12557	93-0136592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 N.E. 201st Avenue
Fairview, Oregon 97024-9718
(Address of principal executive offices) (Zip Code)

(503) 669-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On April 9, 2007, we entered into a settlement agreement with Employers Reinsurance Corporation with respect to litigation to recover expenses incurred by us in the cleanup of groundwater contamination at our Fairview, Oregon, plant.  The recovery from the settlement, which is expected to be approximately $16 million, net of expenses, will be recorded in our consolidated financial statements for the first quarter ended April 30, 2007.  This settlement brings to a close our environmental litigation which has been ongoing since the 1990’s.  We anticipate no further insurance litigation relating to environmental matters.

Item 2.02.                  Results of Operations and Financial Condition.

On April 9, 2007, we issued a press release announcing results for our fourth fiscal quarter and fiscal year ended January 31, 2007, and held a conference call regarding the results.  The press release is included as Exhibit 99.1 and the transcript of the conference call is included as Exhibit 99.2 to this Form 8-K.  This discussion, as well as the press release and the transcript, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933.

Item 5.02.                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 5, 2007, our Board of Directors, on the recommendation of the Compensation Committee, approved an executive incentive plan for the fiscal year ending January 31, 2008.  Under the plan, which is structured to encourage the building of shareholder value by maximizing our pretax income, certain executives, including our named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K), are eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring income or expense items, incentive payments and environmental expenses (“IBT”) if IBT exceeds $50 million.  The percentage of IBT each executive is entitled to receive increases if IBT exceeds $60 million, and increases again if IBT exceeds $80 million.  Annual incentive payments are limited to a maximum award amount for each executive based on IBT of $88 million.  A copy of the executive incentive plan as it applies to our named executive officers is attached to this report as Exhibit 10.1.

The Board of Directors also approved incentive payments to the named executive officers listed below based on our results for the fiscal year ended January 31, 2007:

Named Executive Officer	Fiscal 2007 Incentive
Robert C. Warren, Jr., President and Chief Executive Officer	$579,600
Terry H. Cathey, Senior Vice President and Chief Operating Officer	324,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	324,000
Gregory S. Anderson, Senior Vice President-Human Resources	198,000
Joseph G. Pointer, Vice President-Finance	198,000

The incentive payments of the executives named above were made under an executive incentive plan for the fiscal year ended January 31, 2007, under which the executives were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring items, incentive payments and certain other expenses (“IBT”) if IBT exceeded $32 million.  The percentage of IBT each executive was entitled to receive increased if IBT exceeded $40 million, and increased again if IBT exceeded $50 million.  Annual incentive payments are limited to a maximum award amount for each executive based on IBT of $65 million.  IBT for fiscal 2007 was $75.2 million, resulting in incentive payments to all eligible executive officers of 100% of the maximum amount participants could have received, with the exception of Mr. Warren.  The Compensation Committee reduced his incentive payment by 10% due to results from our European operations that were below expectations.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 5, 2007, the Board of Directors amended Article XII of our Bylaws to provide that shares of our capital stock may be certificated or uncertificated, as provided under the Oregon Business Corporation Act. The amendment was adopted in response to the New York Stock Exchange requirement that beginning January 1, 2008, all securities listed on the New York Stock Exchange be eligible to participate in a direct registration system.  Article XII of the Bylaws as amended by the Board of Directors is included as Exhibit 3.1 to this Form 8-K.

Item 8.01.      Other Events.

Historically, long-term equity incentive awards have been made by us as of the date of the annual meeting of shareholders, which has usually been in late May or early June.  The Board of Directors has decided to slightly alter this practice, and will in the future make long-term equity incentive awards effective as of the first business day after the release of our results of operations for its first fiscal quarter ending April 30.

Item 9.01.      Financial Statements and Exhibits.

(c)  Exhibits.  The following exhibits are included with this report:

3.1       Article XII of Cascade Corporation Bylaws.

10.1     Fiscal Year 2008 Executive Incentive Plan

99.1     Press release issued on April 9, 2006.

99.2     Transcript of conference call held on April 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Corporation

By:	/s/ JOSEPH G. POINTER
Joseph G. Pointer
Secretary

Dated: April 11, 2007